Severance Agreement and Release Of All Claims

This Severance Agreement and Release Of All Claims (the “Agreement”) is made and entered into by and between Cytek Biosciences, Inc. (the “Company”) on the one hand and Valerie Barnett, an individual (“Employee”), on the one hand. Employee and the Company are collectively referred to herein as the “Parties”.
RECITALS
A.    Employee’s employment with the Company shall end on July 9, 2026. The Company desires to provide a severance package to Employee;
B.    Employee desires to obtain severance benefits to which Employee otherwise would not be entitled; and
C.    The Company and Employee desire to resolve issues between them relating to Employee’s employment with the Company and relating to the severance of that relationship by entering into this Agreement. This includes, without limitation, a desire to resolve completely and finally any and all claims Employee may have regarding Employee’s employment with the Company.
TERMS OF AGREEMENT
1.As of close of business on July 9, 2026 (“Separation Date”), Employee will no longer be employed by the Company. Upon receipt by the Company of this Agreement, fully executed by Employee, and within seven (7) days of the Effective Date as set forth in paragraph 21.H below, the Company will pay to Employee the gross amount of three hundred sixty-five thousand seven hundred seventy-five dollars and twelve cents ($365,775.12) (“Severance Amount”), less applicable tax withholdings. Employee agrees that this payment shall be consideration for the release of claims and other obligations and terms contained in this Agreement. Employee agrees that Employee would not be entitled to receive the Severance Amount if Employee did not agree to the release of claims contained in this Agreement. Employee agrees that the Severance Amount shall constitute the entire amount of monetary and other consideration provided to Employee under this Agreement. Under the terms of Employee’s equity award agreement(s) and the applicable plan documents, vesting of stock options and/or restricted stock units, if any, will cease as of the cessation of Employee’s Continuous Service (as defined in the Company’s 2021 Equity Incentive Plan) with the Company. Employee’s right to exercise any vested stock options, and all other rights and obligations with respect to Employee’s equity awards, will be as set forth in Employee’s equity award agreement(s), grant notice(s) and applicable plan documents. Employee acknowledges that except as expressly provided in this Agreement, Employee has not earned and will not receive from the Company any further compensation, including any other wages, commissions, bonuses, damages, costs, or attorneys’ fees in connection with the matters encompassed in this Agreement, except Employee’s final paycheck (the “Final Pay”). The Company shall pay Employee the Final Pay, subject to standard payroll deductions and withholdings, on the Separation Date, regardless of if Employee executes this Agreement. Since the Company has a nonaccrual vacation policy, Employee does not have any accrued vacation or other paid time off and thus will not be paid out for any accrued vacation or other paid time off. Employee will be eligible for increased severance benefits (the “CIC Severance Benefits”) in the event that the Company experiences a Change in Control (as defined in the Second Amended and Restated

Severance Benefit Plan) within three (3) months after the Separation Date (the “Change in Control Period”). Specifically in the event that the Company experiences a Change in Control during the Change in Control Period, then pursuant to Section 5 of the Severance Plan, the Company will pay the Employee eighteen (18) months of Employee’s base salary as of the Employee’s Separation Date (in the total amount of $731,550.24) plus an amount equal to the Employee’s bonus target for 2026 (in the total amount of $219.465.09), subject to applicable deductions and withholdings. In the event that Employee becomes eligible for the CIC Severance Benefits after the Severance Amount set forth in paragraph 1 above has already been paid to Employee, then the Company will provide Employee with the difference between the CIC Severance Benefits and the Severance Amount previously paid to the Employee, within thirty (30) days after the effective date of the Change in Control. For the avoidance of doubt, under no circumstances will Employee be eligible for both the Severance Amount set forth in paragraph 1 and the CIC Severance Benefits. In addition, in the event the Company experiences a Change in Control during the Change in Control Period, each of Employee’s then outstanding equity awards shall accelerate and become vested and exercisable as to 100% of the unvested shares subject to the equity award on the effective date of the Change in Control. For the avoidance of doubt, the outstanding and unvested portion of Employee’s equity awards will remain outstanding until the earlier of (x) the last day of the Change in Control Period, or (y) a Change in Control that occurs within the Change in Control Period, solely so that any vesting acceleration benefits due under the preceding sentence can be provided if a Change in Control occurs during the Change in Control Period.
2.If Employee executes the Consultant Agreement (attached hereto as Exhibit A) (the “Consultant Agreement”), then as an additional severance benefit, the Company will engage Employee as a consultant under the terms and conditions set forth in the Consultant Agreement. The consultant period will begin on the day after the Separation Date (such that there is continuous service by Employee from employment to consulting) and end pursuant to the terms in the Consultant Agreement (the “Consultant Period”). Notwithstanding the terms in the Consulting Agreement, if Employee does not timely (i.e. within twenty-one (21) days after Employee receives this Agreement) execute and return this Agreement to the Company, allow the Agreement to become effective, or does not otherwise comply with obligations under the Agreement, then the Consultant Period will end immediately upon the twenty-second (22nd) day after Employee received this Agreement or, the date by which the Employee revokes acceptance of this Agreement pursuant to paragraph 21.H below.
3.Employee agrees that, within thirty (30) days after the Separation Date, Employee will submit Employee’s final documented expense reimbursement statement reflecting all business expenses Employee incurred through the Separation Date, if any, for which Employee seeks reimbursement. The Company will reimburse Employee for these expenses pursuant to its regular business practice.
4.Unless Employee follows the procedures set forth in this paragraph, Employee’s participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs (the “Group Plan End Date”). To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Employee will be eligible to continue Employee’s group health insurance benefits at Employee’s own expense following the Separation Date. Later, Employee may be able to convert to an individual policy through the provider of the Company’s health insurance, if Employee wishes. Employee will be provided with a separate notice describing Employee’s rights and obligations under COBRA and a form for electing COBRA coverage. Information concerning options to continue health insurance coverage under COBRA will be mailed to Employee’s home address approximately two weeks after the Group Plan End Date. Until April 30, 2027 (or, in the event that the Company experiences a Change in Control during the Change in Control Period, until January 31, 2028) (either such time, the “COBRA Premium

Period”), or until the date Employee becomes covered by another health group plan, whichever is earlier, the Company will directly pay Employee’s COBRA premiums as an additional severance benefit. To receive this severance benefit, Employee must make a timely election for COBRA continuation coverage and remain eligible for these benefits. In the event Employee becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Employee must immediately notify the Company in writing. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums as provided in this paragraph would result in a violation of applicable law (including, but not limited to, Section 105(h) of the Internal Revenue Code of 1986, as amended, Section 2716 of the Public Health Service Act, or any statute or regulation of similar effect), then provided Employee remains eligible for COBRA premiums in accordance with this section, in lieu of providing the COBRA premiums, the Company will instead pay Employee on the last day of each remaining month of the COBRA Premium Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period. Employee may, but are not obligated to, use this taxable payment to pay for medical expenses, including COBRA premiums.
5.This Agreement and compliance with this Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of the rights of Employee or any person, violation of any order, law, statute, duty, or contract whatsoever against Employee or any person. The Company specifically disclaims any liability to Employee or any other person for any alleged violation of the rights of Employee or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company and the current and former employees or agents or representatives of the Company.
6.In consideration for receipt of the payment and benefits identified above, Employee, and any person acting by, through, or under Employee hereby unconditionally and absolutely releases, waives, and forever discharges the Company, its current and former subsidiaries and affiliates and all of their respective current and former agents, employees, officers, directors, shareholders, attorneys, successors, and assigns from any and all actions, demands, claims, obligations, agreements, or proceedings of any kind, whether known or unknown, from the beginning of time through the date Employee signs this Agreement, including, but not limited to, any claims arising out of, or connected with employment with the Company, separation from the Company, and/or termination of employment, including, but not limited to all matters in law, in equity, in contract, in tort, or pursuant to statute, including damages, attorney’s fees, costs and expenses and, without limiting the generality of the foregoing, to all claims arising under the California Fair Employment and Housing Act, the California Labor Code (including California Labor Code section 132a), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the federal and California Worker Adjustment and Retraining Notification Acts, Equal Pay Act, 29 U.S.C. § 206(d), the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the California Family Rights Act or any other federal, state, or local law, statute, or ordinance affecting Employee’s employment with or separation from the Company. Employee understands this release does not apply to any claims or rights that may arise after the date that Employee signed this Agreement; the consideration for this Agreement; vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement; claims for unemployment insurance benefits; claims for workers’ compensation benefits; and, any claims for which the controlling law clearly states may not be released by private agreement.

7.Employee acknowledges that Employee has: (a) received all compensation including wage and vacation payments due Employee as a result of services performed for the Company with the receipt of Employee’s final paycheck and such payments were not made contingent on the execution of this Agreement; (b) been properly provided any leave of absence and leave benefits and protections for which Employee is eligible, and that Employee has not been subjected to any improper treatment, conduct or actions due to or related to any request for or taking of any such leave of absence and leave benefits under the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and (c) reported to the Company any and all work-related injuries incurred during Employee’s employment by the Company. Employee represents that Employee has no knowledge of any wrongdoing involving any current and/or former Company employees that may constitute an actual or potential violation of law or regulation. Employee further represents that Employee has not filed or caused to be filed any lawsuits or administrative complaints against the Company and/or any of its employees in any local, state, or federal court or with any local, state, federal, or administrative agency. Employee further acknowledges and agrees that the benefits offered to Employee herein satisfy fully and exceed any and all of the obligations the Company would have had to pay to Employee in connection with Employee’s employment termination, whether pursuant to the Company’s Severance Benefit Plan (and/or amendments thereto) or any other offer letter, employment agreement or any other agreement, plan or policy. By executing this Agreement, Employee agrees and acknowledges that the Company’s obligations to provide Employee any and all severance benefits, compensation or other benefits, other than as set forth in this Agreement, are hereby extinguished.
8.Employee is releasing all rights under section 1542 of the California Civil Code and any law of any other jurisdiction of similar effect with respect to Employee’s release of claims herein. Section 1542 provides as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Employee consciously intends to release such rights even as to claims for damages that may exist as of the date this Agreement is executed that Employee does not know exist, and which, if known, would materially affect Employee’s decision to execute this Agreement, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.
9.Notwithstanding the foregoing, Employee is not releasing the Company from: (i) any obligation to indemnify Employee pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.
10.Employee understands that this Agreement will be final and binding. Notwithstanding the foregoing, nothing in this Agreement (including but not limited to the release of claims, promise not to sue, confidentiality, non-disparagement, and any other limiting provisions) (i) waives Employee’s or anyone else’s right to testify in an administrative, legislative, or judicial proceeding when Employee has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, (ii) prevents Employee or anyone else from communicating with, filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC), the Department of Justice (DOJ), or any other any federal, state or local agency (each, a “Government Agency” and, collectively, the “Government Agencies”), including providing documents or any other information, (iii) limits Employee or anyone else from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, or (iv) prevents Employee or anyone else from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Although, by signing this Agreement, Employee is waiving rights to individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a government-issued payment or award for information provided to a Government Agency in connection with a government whistleblower program or protected whistleblower activity, or otherwise where prohibited.
11.Employee agrees that, on the Separation Date, Employee will return to the Company all Company documents (and all copies thereof) and other Company property in Employee’s possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). Employee agrees that Employee will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If Employee has used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Separation Date, Employee shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and Employee agrees to provide the Company access to Employee’s system as requested to verify that the necessary copying and/or deletion is completed. Employee further agrees to cooperate with the Company and provide all information needed to access Company property or information returned or required to be returned pursuant to this paragraph or Employee’s Proprietary Information and Inventions Assignment Agreement with the Company, including without limitation, any login, password, and account information. Employee’s timely compliance with this paragraph is a condition to Employee’s receipt of the severance benefits provided under this Agreement. The Company may permit the Employee to receive and/or use certain equipment, property, documents and/or information reasonably necessary to perform services during the Consultant Period, all of which Employee shall return to the Company by the last day of the Consultant Period, or earlier upon the Company’s request without retaining any Company equipment, property, or copies or embodiments of any information or documentation, in compliance with this section.
12.Employee acknowledges and agrees that the Company has made no representations to Employee regarding the tax consequences of any amounts received by Employee pursuant to the Agreement. Employee agrees to pay federal or state taxes, if any, which are required by law to be paid with respect to the Agreement. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against the

Company for any amounts claimed due on account of the Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by the Company by reason of any such claims, including, any amounts paid by the Company as taxes, attorneys’ fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise.
13.Employee agrees to maintain the confidentiality of this Agreement and will not disclose in any fashion this Agreement, the amount of the benefits Employee received, and/or the substance or content of discussions involved in this Agreement to any person other than Employee’s spouse or domestic partner, attorneys, accountants, and tax advisors as required by appropriate taxing authorities, or in furtherance of Employee’s rights under Section 7 of the National Labor Relations Act, or otherwise as required or permitted by law.
14.Nevertheless, nothing in this Agreement prohibits Employee from reporting an event that Employee reasonably and in good faith believes is a violation of law to the relevant Government Agency, from testifying truthfully under oath in any court, arbitration or administrative agency proceeding, from providing truthful information in the course of a government investigation or from cooperating in an investigation conducted by such a Government Agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (DTSA). Employee is hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. Employee further acknowledges and reaffirms Employee’s continuing obligations under Employee’s Proprietary Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit B and incorporated herein by reference.
15.Except to the extent permitted by this Agreement: (a) Employee shall not make any negative or disparaging remarks or comments about the Company relating to the character, professionalism, reputation, or abilities of the Company, or that otherwise are derogatory of the Company; and (b) the Company agrees to instruct each of its current executive officers not to disparage Employee in any manner likely to be harmful to Employee’s business or personal reputation. Nothing in this provision or this Agreement prohibits or restrains Employee or the Company (or any of its current executive officers) from making disclosures or responding accurately or fully to any request for information if required by legal process or government investigation. In addition, nothing in this paragraph or Agreement, prohibits or restrains Employee or anyone else from making disclosures protected under the whistleblower provisions of federal or state law, or from exercising rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. If the Company is contacted as a reference for a potential employer of Employee, the Company will provide only the beginning and end dates of Employee’s employment, and positions held.
16.Employee agrees that Employee will not voluntarily (except in response to legal compulsion or as permitted under this Agreement) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

17.Subject to agreement on a reasonable rate of compensation between the Company and Employee, Employee agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Employee’s employment by the Company. Such cooperation includes, without limitation, making Employee available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. In connection with any such cooperation, the Company will compensate Employee for time spent at a reasonable rate agreed to by both parties and will reimburse Employee for reasonable out-of-pocket expenses Employee incurs. The Company will make reasonable efforts to accommodate Employee’s scheduling needs.
18.Employee represents that Employee is not relying on any other agreements or oral representations not fully expressed in this document. Employee further represents that Employee is entering this Agreement voluntarily with full knowledge of its intent and terms, free from duress, undue pressure or influence, harassment and intimidation.
19.Employee agrees that this Agreement shall not be modified, altered, or discharged except by written instrument signed by both the CEO, and Employee. Employee further agrees that this document may be used as evidence in a subsequent proceeding in which the Company or Employee alleges a breach of this Agreement or as a complete defense to any lawsuit.
20.Employee understands and agrees that Employee:
A.    Has at least a full twenty-one (21) days within which to consider this Agreement before executing it, and that if Employee executed the Agreement in less than twenty-one (21) days after receiving it, that Employee did so by own free will.

B.    Cannot sign this Agreement until Employee’s last day of employment with the Company and that if Employee signs the Agreement prior to Employee’s last day of employment with the Company, it will be rejected by the Company and Employee will be required to execute the Agreement again to obtain the severance benefits provided through the Agreement.
C.    Has carefully read and fully understands all of the provisions of this Agreement.
D.    Is, through this Agreement, releasing the Company from any and all claims, known and unknown, Employee may have against the Company related to Employee’s employment or separation therefrom.
E.    Knowingly and voluntarily agrees to all of the terms set forth in this Agreement and acknowledges that the consideration given for the waiver and releases Employee has given in this Agreement is in addition to anything of value to which Employee were already entitled.

F.    Knowingly and voluntarily intends to be legally bound by the same.
G.    Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of Employee’s choice prior to executing this Agreement.
H.    Has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired (the “Effective Date”). Said written revocation must be received by Melody Fan, Director HR, 47215 Lakeview Blvd., Fremont, CA 94538 on or before the end of the seventh (7th) day following Employee’s execution of this Agreement.
I.    Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§ 621, et seq.) (“ADEA”) that may arise after the date this Agreement is executed are not waived.
J.    Understands that changes to the Agreement shall not start the twenty-one (21) day deliberation period anew.
K.    Acknowledges that Employee has been advised, as required by California Government Code Section 12964.5(b)(4), that Employee has the right to consult an attorney regarding this Agreement and that Employee was given a reasonable time period of not less than five business days in which to do so. Employee further acknowledges and agrees that, in the event Employee signs this Agreement prior to the end of the reasonable time period provided by the Company, Employee’s decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
21.The validity of this Agreement shall be construed under California law. This Agreement constitutes the complete and total agreement between the Company and Employee with respect to the issues addressed in this Agreement.
22. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and may be delivered and executed via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions

Act, or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.
23.In the event that any provision in this Agreement becomes or is declared by a court of competent jurisdiction or an arbitrator to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.
    Employee has twenty-one (21) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if Employee does not sign and return the Agreement within that time frame. In exchange for the promises contained in this Agreement, the Parties promise to provide the benefits set forth in this Agreement.

Dated: July 9, 2026            /s/ Valerie Barnett
                    Employee: Valerie Barnett

Dated: July 10, 2026            /s/ Connie Wedel
                    By: Connie Wedel, Chief People Officer
                    On behalf of Cytek Biosciences, Inc.

Exhibit A
CYTEK BIOSCIENCES, INC.
CONSULTING AGREEMENT
Effective Date: July 10, 2026
This Consulting Agreement (the “Consulting Agreement”) is made as of the Effective Date set forth above by and between Cytek BioSciences, Inc., a Delaware corporation (“Client”) and the consultant named on the signature page hereto (“Consultant”), pursuant to and as set forth in the Separation Agreement between Client and Consultant to which this Consulting Agreement is attached as an exhibit (the “Separation Agreement”).
1.Engagement of Services. Client may issue Project Assignments to Consultant in the form attached to this Consulting Agreement as Exhibit A.1 (each, a “Project Assignment”). Subject to the terms of this Consulting Agreement, Consultant will render the services set forth in Project Assignment(s) accepted by Consultant (the “Services”) by the completion dates set forth therein. Except as otherwise provided in the applicable Project Assignment, Consultant will be free of control and direction from the Client (other than general oversight and control over the results of the Services), and will have exclusive control over the manner and means of performing the Services, including the choice of place and time. Consultant will provide, at Consultant’s own expense, a place of work and all equipment, tools and other materials necessary to complete the Services; however, to the extent necessary to facilitate performance of the Services, Client may, in its discretion, make certain of its equipment or facilities available to Consultant at Consultant’s request. While on the Client’s premises, Consultant agrees to comply with Client’s then-current access rules and procedures, including those related to safety, security and confidentiality. Consultant agrees and acknowledges that Consultant has no expectation of privacy with respect to Client’s telecommunications, networking or information processing systems (including stored computer files, email messages and voice messages) and that Consultant’s activities, including the sending or receiving of any files or messages, on or using those systems may be monitored, and the contents of such files and messages may be reviewed and disclosed, at any time, without notice.
2.Compensation. Client will provide Consultant the compensation set forth in each Project Assignment for Services rendered pursuant to this Consulting Agreement as Consultant’s sole compensation for such Services. Consultant will be reimbursed only for expenses that are expressly provided for in a Project Assignment or that have been approved in advance in writing by Client, provided Consultant has furnished such documentation for authorized expenses as Client may reasonably request. Consultant’s compensation and expenses will be provided in accordance with the applicable Project Assignment. Upon termination of this Consulting Agreement for any reason, Consultant will be provided compensation on the basis stated in the Project Assignment(s) for work that has been completed. Unless otherwise provided in a Project Assignment, payment to Consultant of undisputed fees will be due 30 days following Client’s receipt of an invoice that contains accurate records of the work performed that are sufficient to substantiate the invoiced fees.
3.Ownership of Work Product. Consultant hereby irrevocably assigns to Client all right, title and interest worldwide in and to any deliverables specified in a Project Assignment and to any ideas, concepts, processes, discoveries, inventions, developments, formulae, information, materials, improvements, designs, artwork, content, software programs, other works of authorship, and any other work product created, conceived or developed by Consultant (whether alone or jointly with others) for Client during or before the term of this Consulting Agreement, including all copyrights, patents, trademarks, trade secrets, and other intellectual property rights therein (including all rights to priority and rights to file patent applications and/or registered designs) (collectively, the “Work Product”). Consultant retains no rights to use the Work Product and agrees not to challenge the validity of Client’s ownership of, or intellectual property rights in, the Work Product. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment, including without limitation, any copyright assignment or patent assignment provided by the Client.

Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. At Client’s request, Consultant will promptly record any such patent assignment with the United States Patent and Trademark Office. Client will reimburse Consultant for any reasonable out-of-pocket expenses actually incurred by Consultant in fulfilling its obligations under this section. Consultant will deliver each item of Work Product specified in each Project Assignment and disclose promptly in writing to Client all other Work Product.
4.Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product that cannot be assigned, Consultant hereby unconditionally and irrevocably grants to Client an exclusive (even as to Consultant), worldwide, fully paid and royalty-free, irrevocable, perpetual license, with rights to sublicense through multiple tiers of sublicensees, to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed. In the event that Consultant has any rights in the Work Product that cannot be assigned or licensed, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Client or Client’s customers and channel partners.
5.License to Preexisting IP. Consultant agrees not to use or incorporate into Work Product any intellectual property developed by any third party or by Consultant other than in the course of performing services for Client (“Preexisting IP”) unless the Preexisting IP has been specifically identified and described in the applicable Project Assignment. In the event Consultant uses or incorporates Preexisting IP into Work Product, Consultant hereby grants to Client a non-exclusive, worldwide, fully-paid and royalty-free, irrevocable, perpetual license, with the right to sublicense through multiple tiers of sublicensees, to use, reproduce, distribute, digitally transmit, create derivative works of, publicly perform and publicly display in any medium or format, whether now known or later developed, such Preexisting IP incorporated or used in Work Product.
6.Representations and Warranties. Consultant represents and warrants that: (a) the Services will be performed in a professional manner and in accordance with the industry standards and the Work Product will comply with the requirements and specifications set forth in the applicable Project Assignment, (b) the Work Product will be an original work of Consultant, (c) Consultant has the right and unrestricted ability to assign the ownership of Work Product to Client as set forth in Section 3 (including without limitation the right to assign the ownership of any Work Product created by Consultant’s employees or contractors), (d) neither the Work Product nor any element thereof will infringe upon or misappropriate any copyright, patent, trademark, trade secret, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law, (e) Consultant has an unqualified right to grant to Client the license to Preexisting IP set forth in Section 5, (f) none of the Work Product incorporates any software code licensed under the GNU General Public License, Lesser General Public License, Affero General Public License, “copyleft” license or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Client, except as expressly agreed by the Client in writing, and (g) Consultant will comply with all applicable federal, state, local and foreign laws governing self-employed individuals, including laws requiring the payment of taxes, such as income and employment taxes, and social security, disability, and other contributions. Consultant further represents and warrants that Consultant is self-employed in an independently established trade, occupation, or business; maintains and operates a business that is separate and independent from Client’s business; holds themself out to the public as independently competent and available to provide applicable services similar to the Services; has obtained and/or expects to obtain clients or customers other than Client for whom Consultant performs services; and will perform work for Client that Consultant understands is outside the usual course of Client’s business. Consultant agrees to indemnify and hold Client harmless from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of this Consulting Agreement, including any of the representations and warranties set forth in this Section 6.
7.Independent Contractor Relationship. Consultant’s relationship with Client is that of an independent contractor, and nothing in this Consulting Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between Client and any of Consultant’s employees or agents. Consultant is not authorized to make any representation, contract or commitment on behalf of Client. Consultant (if Consultant is an individual) and Consultant’s employees will not be entitled to any of the benefits that Client may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Because Consultant is an independent contractor, Client will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on behalf of Consultant. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Consulting Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing Services under this Consulting Agreement. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant by filing Form 1099-NEC with the Internal Revenue Service as required by law. If, notwithstanding the foregoing, Consultant is reclassified as an employee of Client, or any affiliate of Client, by the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other federal or state or foreign agency as the result of any administrative or judicial proceeding, Consultant agrees that Consultant will not, as the result of such reclassification, be entitled to or eligible for, on either a prospective or retrospective basis, any employee benefits under any plans or programs established or maintained by Client.
8.Confidential Information. During the term of this Consulting Agreement and thereafter Consultant (i) will not use or permit the use of Client’s Confidential Information in any manner or for any purpose not expressly set forth in this Consulting Agreement, (ii) will hold such Confidential Information in confidence and protect it from unauthorized use and disclosure, and (iii) will not disclose such Confidential Information to any third parties except as set forth in this section and in Section 9 below. Consultant will protect Client’s Confidential Information from accidental loss and unauthorized use, access or disclosure in the same manner as Consultant protects its own confidential information of a similar nature, but in no event will it exercise less than reasonable care. Notwithstanding the foregoing or anything to the contrary in this Consulting Agreement or any other agreement between Client and Consultant, nothing in this Consulting Agreement shall limit Consultant’s right to report possible violations of law or regulation with any federal, state, or local government agency. “Confidential Information” as used in this Consulting Agreement means all information disclosed by Client to Consultant, whether during or before the term of this Consulting Agreement, that is not generally known in the Client’s trade or industry and will include, without limitation: (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the parties; and (e) any information regarding the skills and compensation of employees, contractors or other agents of Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Confidential Information does not include information that (x) is or becomes a part of the public domain through no act or omission of Consultant, (y) is disclosed to Consultant by a third party without restrictions on disclosure, or (z) was in Consultant’s lawful possession without obligation of confidentiality prior to the disclosure and was not obtained by Consultant either directly or indirectly from Client. In addition, this section will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by law or valid order of a court or other governmental authority; provided, however, that Consultant will first have given notice to Client and will have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of the Confidential Information. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
8.1Personal Information. With respect to any information that Consultant collects, receives, stores, processes, generates, uses, transfers, discloses, makes accessible, protects, secures, disposes of, and transmits (collectively, processes) in connection with the Services that relates to an identified or identifiable natural person or which otherwise constitutes personal data, personal information, personally identifiable information or similar information under applicable privacy or data security laws (collectively, “Personal Information”), Consultant shall not (i) sell or share Personal Information, (ii) retain, use or disclose Personal Information for any purpose other than the business purpose specified in this Consulting Agreement, (iii) retain, use, or disclose the Personal Information outside of the direct business relationship between Consultant and Client, or (iv) combine the Personal Information Consultant receives from, or on behalf of, Client with Personal Information that it receives from, or on behalf of, another person or persons, or collects from its own interaction with consumers. For the avoidance of doubt, the foregoing prohibits Consultant from “selling” Personal Information, as defined in the California Consumer Privacy Act of 2018 (as amended, the “CCPA”), and from retaining, using, or disclosing Personal Information outside of the direct business relationship between Consultant and Client or for a “commercial purpose” (as defined in the CCPA). Client retains the right to take reasonable and appropriate steps to ensure that Consultant uses the Personal Information transferred in a manner consistent with Client’s obligations under the CCPA. Client retains the right to, upon notice, take reasonable and appropriate steps to stop and remediate unauthorized use of Personal Information. Consultant hereby certifies that it understands the obligations under this Section 8.1 and will comply with them, and agrees to notify Client if Consultant is no longer able to meet the obligations under this Section 8.1.
(a)Consultant shall comply with applicable obligations under the CCPA, as amended, and provide the same level of privacy protection as required for Client.
(b)Consultant shall use reasonable security measures appropriate to the nature of any Personal Information in its possession or control to protect the Personal Information from unauthorized access, destruction, use, modification, or disclosure.
(c)The parties acknowledge and agree that Consultant’s access to Personal Information is not part of the consideration exchanged by the parties in respect of the Consulting Agreement.
(d)If any individual contacts Consultant to make a request pertaining to their Personal Information, Consultant shall promptly forward the request to Client and shall not respond to the individual except as instructed by Client. Consultant shall promptly take such actions and provide such information as Client may request to help Client fulfill requests of individuals to exercise their rights under the applicable privacy or data security laws, including, without limitation, requests to access, delete, opt-out of the sale of, or receive information about the processing of, Personal Information pertaining to them as well as requests to opt-out of the use of or appeal the decisions of automated decisionmaking technologies. Consultant agrees to cooperate with Client to further amend the Consulting Agreement as may be necessary to address compliance with applicable privacy or data security laws.
(e)Consultant shall cooperate with any cybersecurity audits or risk assessments being conducted by Client, including by making available to Client’s auditor all relevant information that the auditor requests to complete the business’s cybersecurity audit or risk assessment that is in Consultant’s possession, custody, or control, and not misrepresenting any fact that the auditor deems relevant to the business’s cybersecurity audit or risk assessment.
9.Consultant’s Employees, Consultants and Agents. Consultant shall have the right to disclose Confidential Information only to those of its employees, consultants, and agents who have a need to know such information for the purpose of performing Services and who have entered into a binding written agreement that is expressly for the benefit of Client and protects Client’s rights and interests in and to the Confidential Information to at least the same degree as this Consulting Agreement. Client reserves the right to refuse or limit Consultant’s use of any employee, consultant or agent or to require

Consultant to remove any employee, consultant or agent already engaged in the performance of the Services. Client’s exercise of such right will in no way limit Consultant’s obligations under this Consulting Agreement.
10.Indemnification. Client acknowledges and agrees that services rendered by Consultant under this Consultant Agreement is intended to be covered under the Indemnity Agreement between Client and Consultant dated July 22, 2021 and Consultant shall continue to be deemed an “Agent” of Client pursuant thereto during the term of the Consulting Agreement.
11.Term and Termination.
11.1Term. Subject to Section 1 of the Severance Agreement, unless earlier terminated pursuant to the Separation Agreement or as provided in this Consulting Agreement, the initial term of this Consulting Agreement will be from the Effective Date until August 31, 2026. The term may be extended by mutual written agreement between the parties.
11.2Termination Without Cause. Client may not terminate this Consulting Agreement without cause prior to August 18, 2026. On or after August 18, 2026, Client may terminate this Consulting Agreement without cause upon 15 days’ prior written notice to Consultant. For the avoidance of doubt, nothing in this Section 11.2 shall limit Client’s right to terminate this Agreement for cause pursuant to Section 11.3 at any time. Consultant may terminate this Consulting Agreement without cause upon 15 days’ prior written notice to Client.
11.3Termination for Cause. Either party may terminate this Consulting Agreement immediately in the event the other party has materially breached the Consulting Agreement and failed to cure such breach within 3 days after notice by the non-breaching party is given.
11.4Survival. The rights and obligations contained in Sections 3 (“Ownership of Work Product”), 4 (“Other Rights”), 5 (“License to Preexisting IP”), 6 (“Representations and Warranties”), 8 (“Confidential Information”) and 12 (“Non-solicitation”) will survive any termination or expiration of this Consulting Agreement.
12.No Conflicts. Consultant will refrain from any activity, and will not enter into any agreement or make any commitment, that is inconsistent or incompatible with Consultant’s obligations under this Consulting Agreement, including Consultant’s ability to perform the Services. Consultant represents and warrants that Consultant is not subject to any contract or duty that would be breached by Consultant’s entering into or performing Consultant’s obligations under this Consulting Agreement or that is otherwise inconsistent with this Consulting Agreement.
13.Non-solicitation. Consultant agrees that during the Term of this Consulting Agreement, and for one year thereafter, Consultant will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Client to terminate their relationship with Client in order to become an employee, consultant, or independent contractor to or for any other person or entity.
14.Successors and Assigns. Consultant may not subcontract or otherwise delegate or assign this Consulting Agreement or any of its obligations under this Consulting Agreement without Client’s prior written consent. Any attempted assignment in violation of the foregoing will be null and void. Subject to the foregoing, this Consulting Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s assignees.
15.Notices. Any notice required or permitted by this Consulting Agreement will be in writing and will be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email (provided, however, if the sender receives an automatically generated notification that such email was not delivered, such attempted email notice shall be ineffective and deemed to not have been given); or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice will be sent to the addresses set forth below or such other address as either party may specify in writing.

16.Governing Law. This Consulting Agreement will be governed in all respects by the laws of the United States of America and by the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different jurisdiction.
17.Severability. Should any provisions of this Consulting Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Consulting Agreement will not be affected or impaired thereby.
18.Waiver. The waiver by Client of a breach of any provision of this Consulting Agreement by Consultant will not operate or be construed as a waiver of any other or subsequent breach by Consultant.
19.Injunctive Relief for Breach. Consultant’s obligations under this Consulting Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).
20.Entire Agreement. This Consulting Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Consulting Agreement will govern all services undertaken by Consultant for Client; provided, however, that in the event of any conflict between the terms of this Consulting Agreement and any Project Assignment, the terms of the applicable Project Assignment will control, provided that the Project Assignment specifically calls out the applicable Section number of this Consulting Agreement to be superseded and has been signed by an authorized officer of Client. This Consulting Agreement may only be changed or amended by mutual agreement of authorized representatives of the parties in writing. This Consulting Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
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The parties have executed this Consulting Agreement as of the Effective Date.

CLIENT:

Cytek BioSciences, Inc.

By:	/s/ Connie Wedel

	Name:	Connie Wedel
	Title:	Chief People Officer

CONSULTANT:

Valerie Barnett
Name of Consultant (Please Print)

/s/ Valerie Barnett
Signature

Title (if applicable)

EXHIBIT A.1
Project Assignment #A Under Consulting Agreement
Dated: July 10, 2026
Project:
Consultant will render services to Client relating to the transitioning of Consultant’s former duties and responsibilities as the Company’s Chief Legal Officer and related legal matters, as Client may from time to time request.
Schedule Of Work:
Maximum of ten (10) hours per week.
Fees And Reimbursement:
Cash Fee: $1,000 per hour.
Equity Fee: In connection with Consultant’s employment with the Company, Consultant was granted certain stock options and restricted stock units pursuant to the Company’s 2021 Equity Incentive Plan (the “Equity Awards”). The Equity Awards will continue to vest during the term of this Consulting Agreement, and in all cases the Equity Awards will continue to be governed by the terms and conditions of the Plan, subject to Consultant’s Continuous Service (as defined in the Plan).
Consultant will be reimbursed for third party expenses (at cost) if approved in writing in advance by Client.
Consultant will invoice Client monthly for services and expenses and will provide such reasonable receipts or other documentation of expenses as Client might request, including copies of time records.
Payment terms: Client will be invoiced on the first day of each month for services rendered and expenses incurred during the previous month.

The parties have executed this Project Assignment as of the date first written above.

CLIENT:

CYTEK BIOSCIENCES, INC.

By:	/s/ Connie Wedel

	Name:	Connie Wedel
	Title:	Chief People Officer

CONSULTANT:

Valerie Barnett
Name of Consultant (Please Print)

/s/ Valerie Barnett
Signature

Title (if applicable)

Exhibit B

EMPLOYEE PROPRIETARY INVENTIONS AND INFORMATION AGREEMENT